Exhibit 99.1

For Immediate Release

Xplore Signs Financing and Recapitalization Agreements
to Accelerate Growth and Eliminate Debt

Austin, Texas — November 3, 2010 - Xplore Technologies Corp. (OTCBB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it has entered into definitive agreements with Phoenix Venture Fund LLC (“Phoenix”), its principal stockholder, and others to provide up to $2 million in working capital to the Company and to eliminate all of the existing subordinated indebtedness by exchanging the indebtedness for preferred stock. As a result, upon the closing of the Recapitalization, Xplore will not have any indebtedness other than under its working capital facility.

Pursuant to the agreements, holders of Xplore’s subordinated secured indebtedness have agreed to exchange all of such indebtedness, which is expected to total approximately $9.4 million, into shares of Series D Participating Convertible Preferred Stock in the Recapitalization, including approximately $2 million in cash being provided under amendments to an existing note purchase agreement. The Recapitalization will significantly improve Xplore’s balance sheet and net worth with additional liquidity. The Recapitalization is expected to close promptly after the Company’s shareholder meeting scheduled for late December 2010.

“Xplore emerged from a chaotic environment in 2008 and 2009 with a strong foundation for growth,” stated Mr. Philip Sassower, Chairman and Chief Executive Officer. “After a significant reduction in costs, Xplore was able to post a consistent level of revenues that generated a small operating profit and two consecutive quarters of positive cash flow from operations for the quarter ended June 30, 2010. While the last two quarters of calendar year 2010 are expected to generate weaker results due both to seasonality and the upcoming launch in 2011 of a new and improved family of devices, the increased awareness of the tablet PC form factor generated by Apple’s iPad and other similar devices and our foray into the military market are expected to position Xplore’s award-winning line of rugged tablet PCs with an increased level of opportunities. The Recapitalization is aimed at strengthening Xplore’s balance sheet, and improving its position at this exciting inflection point for the Company in a market that we believe is accelerating.”

The Series D Preferred Stock issued in the Recapitalization will rank senior to all outstanding shares of Xplore capital stock in terms of dividends, liquidation preferences and other special rights. The Series D Preferred Stock will be convertible into the Company’s common stock at an initial conversion price of $0.04 per share.

The Recapitalization has been approved by a Special Committee of independent directors.  Consummation of the Recapitalization is conditioned upon, among other things, the approval by the Company’s stockholders of an amendment and restatement of Xplore’s certificate of incorporation and the satisfaction of customary closing conditions. If the Recapitalization is consummated, it is anticipated that Phoenix and Mr. Sassower will decrease their combined beneficial ownership of the Company’s common stock from approximately 54.3% to 49.6%.

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication mediums together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel: (312) 943-1123 (Direct)

Email:bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.